MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

January 22, 2007

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Micron Enviro Systems Inc Successfully Completes Seismic and Drilling on Alberta Oil Sands Prospect

Micron Enviro Systems, Inc. (OTCBB: MENV) (Frankfurt: NDDA --- WKN:A0J3PY---ISIN: US59510E2072) ("Micron") is extremely pleased to announce that it has been notified by the operator that the seismic operations are now complete and the data is  being assessed.  The seismic data, combined with the core sample, will be interpreted with the evaluation on this first test hole finished shortly.  The operator stated, "My prognosis is that with the calibrated seismic (to the well), the hole imaging tool (FMI) and the core, we will pinpoint a thick oil sands pod for SAGD production." This prospect lies directly between Petrobank and North American Oil Sands and viewing the initial data would appear that the formation and thickness on our property is consistent with these companies. (Please refer to the map on the website www.micronenviro.com for more details)  Petrobank has stated a potential resource of 1.6 billion barrel and North American Oil Sands with a stated 4.09 billion potential barrels in ground.  A recent third party independent report stated that there is potentially $3.7 billion (gross) worth of oil reserves on the total acreage that which Micron has an interest.

Bernard McDougall, President of the company stated, “We are getting very close to receiving the additional evaluation on our first Alberta Oil Sands Prospect.  Micron is focused on growing the company through the development and acquisition of quality prospects in the Alberta Oil Sands.  We have seen the major impact that Oil Sands assets can bring to other OTC companies such as Canwest Petroleum (now bqi on Amex) which went from under $0.10 to a high $8.90 due primarily to their Oil Sands assets.  Micron has displayed the commitment for growth in the past two weeks, by completing important work on the Leismer Prospect and adding a significant 50% interest in six new contiguous Athabasca Oil Sands sections.  We are also quite confident that additional new Alberta Oil Sands leases will be added by the company in the near future.  When you consider these exiting events occurring right now for Micron, clearly management feels the company is poised for an explosive period of growth.  Micron is currently one of, if not the smallest market capitalized companies in the world-class Alberta Oil Sands, which gives Micron tremendous leverage to the one of the largest know resource deposits on earth.”

Recently Micron acquired an impressive 50% interest in six new contiguous Athabasca Oil Sands sections in Alberta, Canada.   These new sections are comprised of approximately 3,800 acres in prime Athabasca Oil Sands Area which is the largest oil sands development region on earth.  This new lease is directly beside Paramount Energy Ope and is situated directly above the massive Oil Sands package that the Royal Dutch Shell paid approximately $450,000,000 to acquire.

Micron is an emerging oil and gas company that now has exposure to five separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has minor production from multiple conventional oil and gas wells. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. A contingent resource is defined as those quantities of petroleum which are estimated, on a given date, to be potentially recoverable from known accumulations, but which are not currently considered to be commercially recoverable. The independent report referred to in this news release is not NI 51-101 compliant. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com